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                                                                     EXHIBIT 3.1
                                    AMENDED
                           ARTICLES OF INCORPORATION
                                      OF
                       WILSONS THE LEATHER EXPERTS INC.


                               ARTICLE 1 - NAME
                               ----------------

     The name of this corporation shall be Wilsons The Leather Experts Inc.

                         ARTICLE 2 - REGISTERED OFFICE
                         -----------------------------

     The registered office of this corporation shall be 400 South Highway 169, St. Louis Park, Minnesota 55426.

                         ARTICLE 3 - AUTHORIZED SHARES
                         -----------------------------

                     Section 1.  Authorized Capital Stock.
                                 ------------------------

(a)  Total Number of Shares.
     -----------------------

     The aggregate number of shares of stock which the corporation is authorized to issue is 60,000,000 shares, consisting of 50,000,000 shares of common stock, par value $.01 (the "Common Stock"), of which 25,000,000 shares shall be undesignated as to class, 15,000,000 shares shall be Class A Common Stock ("Class A Common Stock"), 7,500,000 shares shall be Class B Common Stock ("Class B Common Stock") and 2,500,000 shares shall be Class C Common Stock ("Class C Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 (the "Preferred Stock"). The shares of Preferred Stock and Common Stock are sometimes collectively referred to herein as the "capital stock".

(b)  Series of Preferred Stock.
     --------------------------

     Of the total number of shares of Preferred Stock authorized in paragraph
(a) above, 15,000 shares are hereby designated Series A Preferred Stock ("Series A Preferred"). The remaining shares of Preferred Stock may be issued by the Board of Directors of the corporation from time to time in one or more series, each of such series to have such relative rights, voting power, preferences and restrictions as adopted by the Board of Directors of the corporation.

                   Section 2.  Description of Capital Stock.
                               -----------------------------

     The rights, voting power, preferences and restrictions granted to or imposed upon respective classes or series of shares designated in these Articles of Incorporation or the holders thereof are as follows:

(a)  Voting Power.
     -------------

          (i) General. Each holder of Class A Common Stock, Class B Common Stock and all other Common Stock (other than Class C Common Stock) shall have one vote on
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     all matters submitted to the shareholders for each share of Class A
     Common Stock, each share of Class B Common Stock and each other share of Common Stock (other than Class C Common Stock) registered in the name of such holder on the books of the corporation. Except as otherwise provided herein or by law, the Class C Common Stock and the Series A Preferred shall have no voting rights.

          (ii) (A) Subject to Section 2(a)(ii)(B) below, as long as shares of Class B Common Stock are outstanding, (i) the Board of Directors of the corporation shall consist of not more than five members, (ii) the holders of the Class B Common Stock, exclusively and voting as a single class, shall be entitled, by a vote of a majority of the outstanding shares of the Class B Common Stock, to elect two of the directors of the corporation and to exercise any right of removal or replacement of such directors, and (iii) the holders of the Class A Common Stock, Class B Common Stock and all other Common Stock (except Class C Common Stock), exclusively and voting as a single class without regard to whether such Common Stock is Class A Common Stock, Class B Common Stock or any other Common Stock (except Class C Common Stock), shall be entitled, by a vote of a majority of the sum of the outstanding shares of (x) Class A Common Stock, (y) Class B Common Stock and (z) all other Common Stock (except Class C Common Stock) held by such holders, to elect three of the directors of the corporation and to exercise any right of removal or replacement of such directors.

               (B) Upon the occurrence of a Conversion (as hereinafter defined),
          (i) the Board of Directors of the corporation shall consist of not less than five or more than nine members and (ii) the directors of the corporation shall be elected by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders.

          (iii) Additional Class Votes by Series A Preferred. Without the affirmative vote of the holders of at least a majority of the shares of Series A Preferred at the time outstanding, the corporation shall not:

               (A) issue more than 7,405 shares of Series A Preferred or authorize or issue any shares of stock ranking on a parity with or superior to the Series A Preferred as to the payment of dividends or as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the corporation; or

               (B) declare or pay any dividend or make any other distribution on any shares of capital stock, including Common Stock, of the corporation at any time created and issued ranking junior to Series A Preferred with respect to the right to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the corporation ("Junior Stock"), other than dividends

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          or distributions payable solely in shares of Junior Stock, or purchase, redeem or otherwise acquire for any consideration (other than purchases of shares of Common Stock required or permitted to be repurchased by the terms of that certain Shareholder Agreement to be dated as of May 25, 1996 among the corporation and the persons who will become shareholders and limited and general partners of shareholders of the corporation on that date and to be retained at the principal executive office of the corporation (the "Shareholder Agreement)), or set aside a sinking fund or other fund for the redemption or repurchase of any shares of Junior Stock or any warrants, rights or options to purchase shares of Junior Stock; provided, however, that the corporation may purchase the Common Stock issued pursuant to that certain Restricted Stock Agreement to be dated as of May 25, 1996 among the corporation and certain persons who will become shareholders of the corporation and to be retained at the principal executive office of the corporation (the "Restricted Stock Agreement"), to the extent such purchases are required by the terms of the Restricted Stock Agreement; or

               (C) amend the Articles of Incorporation of the corporation so as to materially alter any existing provision relating to the terms of the Series A Preferred or waive any of the rights granted to the holders of the Series A Preferred by the Articles of Incorporation of the corporation or otherwise alter the rights or preferences of the Series A Preferred.

          (iv) No Cumulative Voting. No holder of shares of capital stock of the corporation shall have any cumulative voting rights.

(b)  Preemptive Rights.
     ------------------

     Except for rights to be granted under the Shareholder Agreement prior to an Initial Public Offering (as defined in Section 2(e) below), no holder of shares of any class of capital stock of the corporation shall be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any new or additional issue of shares of stock of any class or series whatsoever, or of securities convertible into or exchangeable for or exercisable for or carrying a right to purchase any shares of stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or other distribution.

(c)  Dividends.
     ----------

          (i) Dividends on Common Stock. Subject to the prior rights of the holders of Series A Preferred to be paid cumulative dividends as set forth below and as otherwise provided herein, each share of Common Stock, regardless of class, shall be entitled to share in dividends ratably with all other shares of Common Stock then outstanding, when, if and as such dividends are declared and paid.

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          (ii) Dividends on Series A Preferred.
               --------------------------------

               (A) Prior to the repayment in full of the note (the "Note") to be issued by the corporation to Melville Corporation ("Melville"), pursuant to the Sale Agreement dated May 24, 1996 among the corporation, Melville and Wilsons Center, Inc. retained at the principal executive office of the Corporation (the "Note Repayment Date"), the holders of shares of Series A Preferred shall not be entitled to receive any dividends on the Series A Preferred.

               (B) On or after the Note Repayment Date, the Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors of the corporation, cash dividends at the annual rate of $80 per share (appropriately adjusted to reflect stock splits, divisions or combinations or stock dividends, reorganizations, consolidations and similar changes hereafter effected) from the date of issuance of such shares of Series A Preferred, whether or not earned or declared, which dividends shall accrue from the date of issuance of such shares of Series A Preferred and, to the extent accrued and unpaid as of May 31 of any year, shall be payable before any dividends on any shares of Common Stock shall be declared or paid or set apart for payment during the twelve months following such May 31, and shall be cumulative (whether or not there shall be funds of the corporation legally available for the payment of such dividends), so that if any dividends accrued on the outstanding Series A Preferred at such rate through May 31 of any year have not been paid thereon, or funds set apart for the payment thereof, the amount of such unpaid, accrued dividends on the Series A Preferred through such May 31 shall be fully paid, or set apart for payment, before any distribution by way of dividend or otherwise (except purchases of shares of Common Stock required or permitted to be repurchased by the terms of the Shareholder Agreement or required to be repurchased by the terms of the Restricted Stock Agreement) shall be declared or paid upon, or set apart during the twelve months following such May 31 for, the shares of Common Stock or any other class of shares of Junior Stock. The amount of dividends accruing on the Series A Preferred shall be computed on the basis of a year of 360 days of twelve 30-day months but not more than 360 days in any year.

(d)  Other Terms of the Series A Preferred.
     --------------------------------------

          (i) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the corporation at any time, the holders of shares of Series A Preferred shall be entitled to receive out of the assets of the corporation an amount equal to $1,000 per share (appropriately adjusted to reflect stock splits, divisions or combinations or stock dividends, reorganizations, consolidations and similar changes hereafter effected), plus all per-share dividends unpaid and accumulated or accrued thereon (whether or not earned or declared) to the date of such distribution. In the event of either an involuntary or a voluntary liquidation or dissolution of the corporation, payment shall be made to the holders of Series A Preferred in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the Common

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     Stock or any other Junior Stock. If upon any liquidation or dissolution of the corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series A Preferred the full amounts to which they respectively shall be entitled, the holders of such shares shall share pro rata in any such distribution.

          For purposes of this paragraph (d), none of a statutory merger of the corporation into or with another corporation or of another corporation into or with the corporation, a statutory share exchange involving the corporation or a sale, transfer or other disposition of all or any part of the assets of the corporation (except a transfer or other disposition of substantially all of the assets of the corporation to its shareholders in their capacities as shareholders) shall constitute a liquidation or dissolution of the corporation.

          (ii)  Redemption.
                -----------

               (A) Optional Redemption. The Series A Preferred shall not be redeemable by the corporation prior to the Note Repayment Date without the consent of holders of a majority in principal amount of the Note. On and after the Note Repayment Date, the corporation shall, to the extent that funds are legally available therefor, have the option to redeem without penalty or premium all or any portion of the Series A Preferred for $1,000 per share (appropriately adjusted to reflect stock splits, divisions or combinations, reorganizations, consolidations and similar changes hereafter effected), plus an amount equal to all dividends unpaid and accumulated or accrued thereon (whether or not earned or declared) (the "Redemption Price") to the date on which such redemption is made (the "Redemption Date").

               (B) Mandatory Redemption. If at any time (x) all or substantially all of the corporation's assets are sold, transferred or otherwise disposed of, or (y) an Event of Default (as hereinafter defined) shall occur and be continuing, the corporation shall, on the date of the closing of such sale, transfer, other disposition or Event of Default, to the extent that funds are legally available therefor, redeem all of the Series A Preferred for the Redemption Price after payment in full of the Note. In the event the corporation does not have sufficient funds legally available to redeem 100% of the shares of outstanding Series A Preferred, the corporation shall redeem such shares ratably among all holders of shares of the Series A Preferred in accordance with their holdings of such shares. Each of the following events shall be an event of default (an "Event of Default"):

                    (1) if the corporation becomes insolvent or bankrupt, or
               admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases doing business as a going concern, or the corporation applies for or consents to the appointment of a trustee or receiver for the corporation, or for the major part of the property of the corporation; or

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               (2)  if a trustee or receiver is appointed for the corporation or for the major part of the property of the corporation and the order of such appointment is not discharged, vacated or stayed within 60 days after such appointment; or

               (3) if an order for relief shall be entered in any Federal bankruptcy proceeding in which the corporation is the debtor; or if bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the corporation and, if instituted against the corporation, are consented to or, if contested by the corporation, are not dismissed by the adverse parties or by an order, decree or judgment within 60 days after such institution; or

               (4) if a default shall be made in the due and punctual performance or observance of any covenant set forth in Section 2(a)(iii) above or Section 2(d)(iii) below, and such default shall have continued for a period of 30 days after written notice thereof to the corporation by the holder of any Series A Preferred.

          (C) Notice. The corporation shall give notice by mail of redemptions to the holders of record of the shares of Series A Preferred at least 10 days prior to the date of redemption. The notice (1) shall specify the date of redemption and the number of shares to be redeemed from each shareholder and (2) shall be addressed to each shareholder at the shareholder's post-office address as shown on the records of the corporation. On or after the date fixed for redemption, each holder of shares of Series A Preferred called for redemption shall surrender the certificate or certificates evidencing such shares to the corporation at the place designated in such notice and shall thereupon be entitled to receive payment. If less than all of the shares represented by any such surrendered certificate or certificates are redeemed, the corporation shall issue a new certificate for the unredeemed shares.

     (iii)  Covenants.  The corporation shall:

          (A) deliver to each holder of ten percent or more of the outstanding Series A Preferred as soon as practicable, but in any event within 90 days after the end of each fiscal year, an audited consolidated balance sheet of the corporation and its subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of operations, shareholders' equity and cash flow for such fiscal year;

          (B) deliver to each holder of ten percent or more of the outstanding Series A Preferred as soon as practicable, but in any event within 45 days after the end of each fiscal quarter, an unaudited consolidated balance sheet of the corporation and its subsidiaries, as of the

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     end of such fiscal quarter, together with the related consolidated statements of operations, shareholders' equity and cash flow for such fiscal quarter;

          (C) not reissue any shares of Series A Preferred which shall have been redeemed or reacquired by the corporation in any manner after the original issuance thereof, and all such shares so redeemed or reacquired shall become undesignated Preferred Stock.

(e)  Conversion

          All shares of Common Stock, regardless of class, shall automatically be converted into an equal number of shares of Common Stock of a single class without class designation (the "Conversion") without any action by any holder thereof immediately upon the occurrence of the closing of the first public offering by the corporation of shares of Common Stock of the corporation registered under the Securities Act of 1933, as amended ("Initial Public Offering");

(f)  Class C Common Stock Conversion

          All shares of Class C Common Stock shall automatically be converted into an equal number of shares of Class B Common Stock without any action by any holder thereof at such time as the number of shares of Class A Common Stock over which either or both of Lyle Berman or Morris Goldfarb shall, directly, or indirectly as partners in a partnership or limited partnership or otherwise, have the power to vote, shall be reduced to less than 4,750,000 (appropriately adjusted to reflect stock splits, dividends or combinations, reorganizations, consolidations and similar changes hereafter effected)).

(g)  Equal Rights (Other than Voting Rights) of Common Stock

          Except for the differences in voting rights of Common Stock as set forth in Section 2(a)(i) and (ii) of Article 3, the rights of each share of Common Stock, regardless of class, shall be equal in all respects.

                         ARTICLE 4 - VOTE OF DIRECTORS
                         -----------------------------

                       Section 1.  Super-majority Vote.

     Without the consent of at least 80% of all of the directors of the corporation then serving on the Board of Directors of the corporation, no action by the corporation (including but not limited to any action by its board of directors or any committee thereof) shall be taken (a) with respect to an Initial Public Offering closed prior to May 26, 1998 or (b) with respect to any of the following events described in clause (i) through (vi) below that occur prior to the closing of an Initial Public Offering:

          (i) the issue or allotment of any unissued shares of capital stock or other securities (including but not limited to warrants and options) of the corporation (except through employee stock option plans, pursuant to the exercise of certain warrants granted

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     or to be granted by the corporation to Melville Corporation relating to the purchase of 1,500,000 shares of Class A Common Stock and certain warrants granted or to be granted by the corporation to Melville Corporation relating to the purchase of 1,200,000 shares of Class A Common Stock or an Initial Public Offering or pursuant to an offer or sale to all existing shareholders on a pro rata basis) or any subsidiary, to any holder of Common Stock or of an option, warrant or other right to purchase common stock or to any affiliate of such holder;

          (ii) any increase in the size of the Board of Directors of the corporation from the number of directors immediately prior to such increase;

          (iii) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the corporation and its subsidiaries, taken as a whole, or any merger, statutory share exchange or consolidation by the corporation with any other corporation; provided that nothing stated herein shall prohibit or limit (A) the merger of any subsidiary of the corporation into the corporation or any other subsidiary of the corporation or (B) the liquidation of the assets of any subsidiary of the corporation into the corporation or any other subsidiary of the corporation or the dissolution of the liquidated subsidiary of the corporation;

          (iv) any acquisition, disposition, exchange or transfer (for cash, shares of stock, securities or other consideration) of the property or assets of the corporation or any of its subsidiaries in excess of five percent (5%) of the total consolidated assets of the corporation with, to or from, any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided that nothing stated herein shall prohibit or limit (i) the merger of any subsidiary of the corporation into the corporation or any other subsidiary of the corporation or (ii) the liquidation of the assets of any subsidiary of the corporation into the corporation or any other subsidiary of the corporation or the dissolution of the liquidated subsidiary of the corporation;

          (v) a material change in the scope of the business of the corporation and its subsidiaries, taken as a whole; or

          (vi)  any amendment to the by-laws of the corporation.

                          Section 2.  Majority Vote.

     No action by the corporation shall be taken with respect to any of the following matters without the approval of a majority of the directors of the corporation:

          (a) the determination of compensation, benefits, perquisites and other incentives for executive officers of the corporation or any of its subsidiaries and the approval or amendment of any employee benefits plans or contracts or employment contracts in connection therewith;

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          (b)  the issuance or allotment of additional unissued shares of capital stock or other securities (including but not limited to warrants, options and other rights to purchase capital stock or other securities), of the corporation;

          (c) any alteration or amendment to the terms of any material contracts or arrangements for borrowed money; or

          (d) any dividends or other distributions on any capital stock of the corporation.

              ARTICLE 5 - AMENDMENT OF ARTICLES OF INCORPORATION
              --------------------------------------------------

     Except as otherwise provided by Article 3 hereof, as long as shares of both Class A Common Stock and Class B Common Stock are outstanding and the Conversion shall not have occurred, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed only by the affirmative vote of the holders of at least a majority of the voting power of
(i) the outstanding Class A Common Stock and (ii) the outstanding Class B Common Stock, voting as separate classes, or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

                 ARTICLE 6 - LIMITATION OF DIRECTOR LIABILITY
                 --------------------------------------------

     To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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